Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Matt Gallagher (Media), 212-458-3247; matthew.gallagher2@aig.com Liz Werner (Investors), 212-770-7074; elizabeth.werner@aig.com

AIG COMPLETES SALE OF ADVISOR GROUP TO LIGHTYEAR CAPITAL AND PSP INVESTMENTS

NEW YORK, May 6, 2016 – American International Group, Inc. (NYSE:AIG) today announced that it has completed the sale of Advisor Group to investment funds affiliated with Lightyear Capital LLC, a private equity firm specializing in financial services investing, and PSP Investments, one of Canada’s largest pension investment managers. AIG’s agreement to sell Advisor Group was announced in January 2016.

“We are pleased to complete the sale of Advisor Group,” said Peter Hancock, President and Chief Executive Officer of AIG. “With this transaction, AIG has taken another step in simplifying our organization to become a leaner, more focused insurance company committed to our vision of being our clients’ most valued insurer.”

Advisor Group is among the largest networks of independent broker-dealers in the United States, with more than 5,200 independent advisors and more than 800 full-time employees. Advisor Group is comprised of four broker-dealers, FSC Securities Corporation, Atlanta, GA; Royal Alliance Associates, New York, NY; SagePoint Financial, Phoenix, AZ; and Woodbury Financial Services, Oakdale, MN.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today we provide a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 100 countries and jurisdictions. Our diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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